Rialto Markets LLC

We are aiming to transform the multi-trillion dollar Private Securities market (source: Forbes) with our crowdfunding infrastructure & secondary trading ATS platform


Rialto
markets
Bringing Private Markets to the Public

Invest

$497.60 minimum investment

DEADLINE: July 31, 2023

in 10 days

UNIT PRICE

$24.88

TOTAL RAISED

$75,362

VALUATION

$50,916,198

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION


Making investment accessible to everyone

Rialto Markets is a broker dealer empowering private companies to raise money through our expertise in crowdfunding and institutional investment.

Rialto Markets is a broker-dealer that empowers companies to raise capital directly and provides a technology driven secondary market for buying and selling shares in private companies.

We've built a unique infrastructure and pathway for success in Private Securities


Rialto
markets
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Cityzenith
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Take a look at our most recent issuers:


Our secondary market alternative trading system (ATS) provides wider access to monetizing shares in growth stage private companies, aiming to deliver clarity and simplicity to a complex investment marketplace
Rialto
markets

INVESTMENT HIGHLIGHTS

- The private equity market is set to triple to $30 trillion by 2030 but less than 1% of private company shares currently trade on an alternative trading system (ATS)
- Rialto Markets' ATS aims to transform this private company marketplace, allowing shareholders to monetize the value of their shares much earlier
- Actively raising $200m+ with $730m in signed contracts on our broker dealer primary platform through Rialto Markets' infrastructure
- With a developing potential pipeline of many growth-stage companies to invest in via the secondary market – such companies were previously inaccessible to the public market before an Initial Public Offering (IPO)
- Experienced team averaging 25 years developing the digital infrastructure for high-profile Wall Street firms such as Goldman Sachs, Morgan Stanley, and Citadel
- Winner of the highly prestigious Aite Group 2020 Impact Innovation Award which recognizes leading technology companies in financial markets

"While public markets have declined as fewer and fewer firms seek a public listing on an exchange due to excessive cost, private markets have boomed. This includes not only securities issued under RegD, available to mainly accredited investors, but also securities available to retail investors issued under RegCF and RegA+." (Source: Crowdfund Insider)

CROWDFUND INSIDER

THE PROBLEM


The problem is there are 27 million private companies
in the US but fewer than 1% are publicly traded at present
Until now there's been no established secondary trading platform for high-growth private companies to match the infrastructure of public markets, such as the NYSE or the Nasdaq.
Rialto
markets

Forbes


Rialto Markets' proprietary alternative trading system (ATS) automates primary security offerings, making it easier for private companies to raise capital online and individual investors to potentially access their share value and trade private securities.
Rialto
markets

Our aim is to create liquidity for private companies and their shareholders


SECONDARY TRADING ATS
RIALTO
MARKETS
Rialto

SOLUTION

What we believe makes our technology unique

- Reduces friction
- Expands access to more potential investors
- Lowers the cost of raising capital
- Provides investors with access to new opportunities, and
- Allows for secondary trading, enabling the private markets to scale

"Smaller retail investors already have safe and regulated access to some of the best and most innovative private companies through crowdfunding. We are opening this up further through our secondary market ATS platform. Giving investors a chance to realise any potential value in their shares and allowing the flexibility to potentially cash out whether the investment has significantly appreciated or depreciated in value."



— Shari Noonan, CEO & Co-Founder Rialto Markets

How it works

Rialto Markets' key points of difference are linked to our capital-raising technology infrastructure, financial market experience, and our ATS.

Capital Raising Infrastructure

Private companies issuing securities can use our infrastructure to add an "invest" button on their website, turning their everyday website traffic into an opportunity to raise capital.

Key Product Features

- Easy-to-use investor dashboard to view portfolio and find new investment opportunities
- Seamless compliance review for issuers
- Streamlined investor vetting process
- Flexible payment options: credit cards, ACH, wire transfers, and a "tap-and-go" IRA


What is an ATS?
Alternative Trading System (ATS) is a regulatory term for a non-exchange trading venue that matches buyers and sellers for transactions. ATS's are typically regulated as broker-dealers, rather than as exchanges.
Rialto
markets


Delivering brand new opportunities to invest in the next high-growth private companies
Welcome back!
Rialto


"Trading shares used to be restricted to certain companies that could afford to publicly list on a platform such as the New York Stock Exchange or Nasdaq, but a secondary market using our ATS potentially opens the door to a marketplace and price discovery for many more private companies and potential investors."
— Joel Steinmetz, COO & Co-Founder Rialto Markets

OUR MARKET

Major Market Growth

The private markets continue to grow rapidly, with private equity accounting for most global managed assets at $7 trillion, indicating that investors are increasingly interested in private companies.

Forbes forecasts global PE assets under management will reach $30 trillion by 2030.

At the same time, private companies are largely choosing to stay private instead of raising money via Initial Public Offerings. In 2020, securities offered through Regulation D and Regulation A+ offerings accounted for $1.4 trillion – nearly a third of all capital raised by private companies under SEC regulations (source: Office of the Advocate for Small Business Capital Formation).


TRILLIONS OF DOLLARS
40
30
20
10
0
2021
2030


"As we said earlier, there are 27 million companies in the U.S. but fewer than 1% are publicly traded at present."
— Shari Noonan, CEO & Co-Founder Rialto Markets

BUSINESS MODEL

Rialto Markets' multiple revenue streams

We earn our revenue through success fees paid by an issuer in Primary Markets. In Secondary Markets we earn one-time setup fees as well as recurring annual maintenance fees paid by issuers to be on-boarded to our ATS. Additionally, we earn fees from commissions paid by investors trading on our ATS in the secondary market. Rialto's White Label earns revenue from licensing fees paid by market participants for use of our ATS and commissions paid by investors who participate through market participants.

Competitive Advantages

Rialto's Primary Markets' division allows issuers:

- to create a standalone website and link it to their digital presence, as opposed to onboarding to a crowdfunding portal and competing for eyeballs alongside other issues that may not be related or aligned with that issuer's business
- to capture and own data on the standalone website to enable an issuer to access the success of its digital marketing plan

Our Secondary Markets division provides issuers with direct access to retail investors without the need for an intermediary, resulting in lower transactional costs. Our platform was designed to scale across a large number of retail investors and issuers, to offer competitive rates to issuers onboarded to our ATS, and to provide a venue for issuers' clients to monetize their investments seamlessly using Rialto's proprietary infrastructure.

Rialto's White Label division gives marketplaces, crowdfunding portals, and other market participants access into the Rialto ATS while still maintaining their own digital brand.

Rialto Markets Traction & Success to Date

- Actively raising $200M+ with a $1billion pipeline on our broker dealer primary platform through Rialto Markets' infrastructure
- Established partnerships with many investment banks, law firms, transfer agents and escrow banks
- Successfully launched primary offerings for nine private companies, with 20+ in the pipeline
- Built-out infrastructure for both primary raises and secondary offerings

"Rialto Markets is focusing on what I consider to be one of the most exciting parts of the financial industry today, and that is taking equity and debt offerings of private companies and allowing those to be traded on an electronic platform. They will also be helping to unlock private market liquidity for newly created intangible digital assets."



— Dr. David Krause, Director of Marquette University's AIM Program and Associate Professor

MEDIA COVERAGE

- Mission First Capital Launches Fund with Rialto Markets Helping Active Duty Service Members and Veterans
- Atlis closes $5 million funding round with Rialto Markets
- Rialto Markets Alternative Trading System Looks to Provide Secondary Trading in Reg A+, Reg CF Securities
- Rialto Markets to launch Secondary Market ATS as crowdfunding explodes
- Rialto Markets announced as a winner of the Aite Group 2020 Impact Innovation Awards in Capital Markets
- Rialto Markets Named Deal Manager for Cityzenith's $15m Reg A+ capital raise
- Marquette University's Business Magazine interviews Shari Noonan, CEO and Founder of Rialto Markets, as one of their leading alumni
- Netcapital establishes secondary trading ATS partnership with Rialto Markets

TEAM



Shari Noonan

CEO and Co-Founder

Shari Noonan has more than 20 years of experience in the financial services industry. Shari has extensive experience in building and scaling operations and product development with Deutsche Bank, Goldman Sachs, and Instinet and was instrumental in the electronification of the equities market. Shari was involved in deal flow analysis and governance activities in strategic acquisitions in her role as COO of Global Equity Trading and COO of Global Electronic Trading at Deutsche Bank and while in Trading Management at Goldman Sachs. Recognizing the obstacles for issuers and investors in the private placement market, Shari saw an opportunity to leverage the founding team's collective experience to bring efficiency to inefficient markets, inspiring her to co-found Rialto. Shari received a B.S. in Accounting from Marquette University and an M.B.A. from Columbia University and holds Series 3, 7, 24, 55, 63 registrations.



Joel Steinmetz

COO and Co-Founder

Joel Steinmetz brings more than 20 years of financial services experience to the Rialto Markets team. Joel has led efforts in building trading platforms, algorithmic systems, as well as new businesses while at Citi, Citadel, Instinet and Liquidnet. He has been involved in numerous transactions in capital markets at Citi and Instinet, and has performed deal flow analysis, structuring, and strategic integration. His experience spans the universe of business strategy, data analysis, and technology. Recognizing the obstacles for issuers and investors in the private placement market, Joel saw an opportunity to leverage the founding team's collective experience to bring efficiency to inefficient markets, inspiring him to co-found Rialto Markets.





Rob Noonan
CMO and Co-Founder

Rob Noonan has more than 20 years of experience in the financial services industry across the capital structure. Largely focused on pricing, data, and analytics, Rob improved Thomson Reuter's pricing methodology with 90% greater efficiency while managing the High Yield Fixed Income Pricing Desk. Previously at Instinet, he worked as a sales trader on their ATS, matching large buy side equity order flow. Recognizing the obstacles for issuers and investors in the private placement market, Rob saw an opportunity to leverage the founding team's collective experience to bring efficiency to inefficient markets, inspiring him to co-found Rialto Markets. Rob received his B.S. degree in Finance from Marist College.

Susan Xouris
Chief Compliance Officer

Susan Xouris has more than 15 years of experience in the financial services industry. She has supported exchanges in the areas of legal, compliance, and listings including BATS, CBOE and Securitize. She has also contributed in the areas of principal supervision for private wealth management, digital asset and blockchain in the alternative asset space. Susan received her BSBA from Avila University and maintains Series 7, 24, 53 and 66 registrations.Susan Xouris has more than 15 years of experience in the financial services industry. She has supported exchanges in the areas of legal, compliance, and listings including BATS, CBOE and Securitize. She has also contributed in the areas of principal supervision for private wealth management, digital asset and blockchain in the alternative asset space. Susan received her BSBA from Avila University and maintains Series 7, 24, 53 and 66 registrations.

USE OF PROCEEDS

If the offering's maximum amount of $453,811 is raised:

Use	Value	% of Proceeds
General & Administrative	$192,261	42.4%
Technology	$160,000	35.3%
Marketing	$80,000	17.6%
Intermediary fees	$22,237	4.9%

TERMS

This is an offering of Series A-2 Units, under registration exemption 4(a)(6), in Rialto Trading Holdings LLC, doing business as Rialto Markets LLC. This offering must raise at least $10,000 by July 31, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Rialto Markets LLC may issue additional securities to raise up to $453,811, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,064,711 units
× $24.88 per unit

$51,370,010 implied valuation

FINANCIALS

Rialto Markets LLC's official name is Rialto Trading Holdings LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on June 7, 2023
- Form C-AR on June 30, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

Jun 30, 2023 • Filed Form C-AR

Jun 7, 2023 • Primary offering of 18,240 units at $24.88

Jun 7, 2023 • Filed Form C

Jul 1, 2022 • Primary offering finalized, selling 8,937 units

Jan 28, 2022 • Netcapital hosts exclusive investor insights...

Jan 14, 2022 • Medtech Summit announces partnership with...

Jan 11, 2022 • In the first week of January, we added over $50...

Dec 17, 2021 • Mission First Capital – an investment fund...

Dec 14, 2021 • With Rialto Markets as its official...

Dec 13, 2021 • Rialto Markets CEO and Co-Founder Shari Noonan...

Dec 7, 2021 • Rialto Markets increased the value of signed...

Nov 26, 2021 • Primary offering of 273,373 units at $18.29

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